Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP OF

BOSTON CAPITAL TAX CREDIT FUND V L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is: Boston Capital Tax Credit Fund V L.P.

SECOND: The Certificate of Limited Partnership shall be amended as follows:

Amendment to Article 1:

The name of the limited partnership is hereby changed to:

BF Garden Tax Credit Fund V L.P.

Amendment to Article 2:

The registered office of the limited partnership in the State of Delaware is hereby changed to 1675 South State Street, Suite B, Dover, Delaware 19901, and the name of the registered agent of the limited partnership in the State of Delaware at such address is Capitol Services, Inc.

Amendment to Article 3:

The name and principal place of business of the sole general partner is hereby changed to:

BF Garden Associates V L.L.C.

101 Arch Street, 13th Floor

Boston, Massachusetts 02110

Amendment to Article 4:

The principal place of business of the limited partnership is hereby changed to:

101 Arch Street, 13th Floor, Boston, Massachusetts 02110.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership on this 15th day of December, 2020.

GENERAL PARTNER:

BF Garden Associates V L.L.C.

By: Corporate Investment Holdings, Inc., its Manager

By:	/s/ Gregory Voyentzie
Gregory Voyentzie
President